As filed with the Securities and Exchange Commission on July 17, 2015

811-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Aabaco Holdings, Inc.

Address of Principal Business Office:

701 First Avenue

Sunnyvale, California 94089

Telephone Number:

(408) 349-3300

Name and address of agent for service of process:

Ronald S. Bell

Aabaco Holdings, Inc.

701 First Avenue

Sunnyvale, California 94089

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Sunnyvale in the State of California on the 17th day of July, 2015.

AABACO HOLDINGS, INC.

By:	/s/ Aman S. Kothari
Aman S. Kothari President

Attest:	/s/ Ronald S. Bell
Ronald S. Bell Secretary